Exhibit 99.1

SolarEdge Announces Leadership Transition Plan

Zvi Lando steps down as CEO, and Company initiates a search for new CEO

Ronen Faier, Previously Chief Financial Officer, appointed Interim CEO

Ariel Porat, Senior VP Finance, appointed CFO as Part of the Company’s Previously Announced
CFO Succession Plan

MILPITAS, California  August 26, 2024 – SolarEdge Technologies, Inc. (“SolarEdge”) (NASDAQ: SEDG), a global leader in smart energy technology, announced that Zvi Lando has stepped down as SolarEdge’s Chief Executive Officer. The Company's Board of Directors has initiated a  search for a new CEO with the support of a leading global executive search firm, and has appointed Ronen Faier, previously Chief Financial Officer, to serve as Interim Chief Executive Officer, effective today. Zvi Lando will remain a member of the Board of Directors. He will also serve as an advisor to the management team to support the leadership transition.

In conjunction with this transition and as part of the Company’s CFO transition plan, the Board of Directors has appointed Ariel Porat, formerly the Company’s Senior Vice President of Finance, to serve as Chief Financial Officer, effective today.

“On behalf of the Board, we are incredibly grateful for Zivi’s contributions as CEO over the past 5 years and for the 10 years prior as VP Global Sales,” said Nadav Zafrir, Chairman of the Board of Directors. “Zivi was instrumental in SolarEdge's growth into a world class, global smart energy technology company. We are pleased that Zivi will remain a Board member and special advisor to the Company.”

“Following many years of service as the Company’s CFO, I am honored to lead SolarEdge in this transition period”, said Ronen Faier, “I would also like to thank Zivi, on behalf of SolarEdge and its employees, for his countless contributions, years of leadership, dedication, and friendship.”

“The road to a full recovery of SolarEdge is still ahead of us and to drive this recovery at a fast pace requires new energy and leadership,” said Lando. “As such, I have decided to resign from my position as CEO. I am confident the focus areas we have defined and the trajectory we are on will continue the improvement trend.”

About Ronen Faier

Mr. Ronen Faier joined SolarEdge in 2011 as our Chief Financial Officer and served as the General Manager of the SolarEdge Storage Division between 2019 and 2023.
Prior to joining SolarEdge, Mr. Faier served from 2008 to 2010 as the Chief Financial Officer of modu Ltd, a privately owned Israeli company. Between 2004 and 2007, Mr. Faier held several senior finance positions, including Chief Financial Officer at Msystems prior to its acquisition by SanDisk Corporation in 2006.

Mr. Faier also serves as a member of the board at Monday.com and at Kaltura, Inc. He holds a CPA (Israel) license, an MBA (with Honors) from Tel Aviv University and a B.A. in Accounting and Economics from the Hebrew University in Jerusalem.

About Ariel Porat

Mr. Ariel Porat has more than a decade of leadership and finance experience in various industries and global corporations. Prior to joining SolarEdge as SVP Finance, he was Head of Europe Region for Siemens Energy. Prior to that position, Mr. Porat was CEO of Siemens Israel from 2020-2021, and prior to that served as the CFO of Siemens Israel from 2017-2020. Porat holds an MBA from INSEAD in France and a Bachelor’s degree in Industrial Engineering & Management from Tel Aviv University.

About SolarEdge

SolarEdge is a global leader in smart energy technology. By leveraging world-class engineering capabilities and with a relentless focus on innovation, SolarEdge creates smart energy solutions that power our lives and drive future progress. SolarEdge developed an intelligent inverter solution that changed the way power is harvested and managed in photovoltaic (PV) systems. The SolarEdge DC optimized inverter seeks to maximize power generation while lowering the cost of energy produced by the PV system. Continuing to advance smart energy, SolarEdge addresses a broad range of energy market segments through its PV, storage, EV charging, batteries, electric vehicle powertrains, and grid services solutions. SolarEdge is online at www.solaredge.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include information, among other things, concerning: management transitions, our possible or assumed future results of operations; future demands for solar energy solutions; business strategies; technology developments; financing and investment plans; dividend policy; competitive position; industry and regulatory environment; general economic conditions; potential growth opportunities; and the effects of competition. These forward-looking statements are often characterized by the use of words such as "anticipate," "believe," "could," "seek," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" or similar expressions and the negative or plural of those terms and other like terminology.

Forward-looking statements are only predictions based on our current expectations and our projections about future events. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. Given these factors, you should not place undue reliance on these forward-looking statements. These factors include, but are not limited to, the matters discussed in the section entitled "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 26, 2024 and our quarterly reports filed on Form 10-Q, Current Reports on Form 8-K and other reports filed with the SEC. All information set forth in this release is as of August 26, 2024. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

SolarEdge Press Contact:

Lily Salkin
Senior Manager Global PR
Lily.salkin@solaredge.com

SolarEdge Investor Contact
JB Lowe
Head of Investor Relations
investors@solaredge.com